Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166136 on Form S-8 of our report dated June 17, 2016, relating to the financial statements of The Steak n Shake 401(k) Savings Plan, appearing in the Annual Report on Form 11-K of The Steak n Shake 401(k) Savings Plan for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
June 17, 2016